UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 26, 2016

Kirkland's, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	000-49885	621287151
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5310 Maryland Way, Brentwood, Tennessee		37027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	615-872-4800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 26, 2016, Kirkland’s, Inc. (the "Company"), entered into a Joinder and First Amendment to Amended and Restated Credit Agreement (the "Amendment"), by and among the Company which, together with one of its subsidiaries, serves as a guarantor thereunder, the remaining of the Company’s subsidiaries as borrowers (the "Borrowers"), Bank of America, N.A., as administrative agent and collateral agent, and the lenders named therein, to the Company’s Amended and Restated Credit Agreement (the "Credit Agreement"). The Amendment increases the Company’s senior secured revolving credit facility from $50 million to $75 million and extends its maturity date to February 2021 (the "Credit Facility"). The Credit Facility was scheduled to expire in August of 2016. The Credit Facility will bear interest at an annual rate equal to LIBOR plus a margin ranging from 125 to 175 basis points with no LIBOR floor.

Pursuant to the Amendment, the fee paid to the lenders on the unused portion of the Credit Facility was reduced from 37.5 basis points to 25 basis points, the swingline availability was increased from $5 million to $10 million, and a $25 million incremental accordion feature was added. At the closing, there were no outstanding borrowings under the Credit Facility.

Borrowings under the Credit Facility are subject to certain customary conditions and contain customary events of default, including, without limitation, failure to make payments, a cross-default to certain other debt, breaches of covenants, breaches of representations and warranties, a change in control, certain monetary judgments and bankruptcy and ERISA events. Upon any such event of default, the principal amount of any unpaid loans and all other obligations under the Credit Agreement may be declared immediately due and payable. The maximum availability under the Credit Facility is limited by a borrowing base which consists of a percentage of eligible inventory and eligible credit card receivables, less reserves. As of February 26, 2016, the Company had approximately $39.9 million available for borrowing under the borrowing base formula.

Certain of the lenders under the Amendment or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Company’s Amended and Restated Credit Facility dated August 19, 2011, and the Amended and Restated Security Agreement of the same date have been previously filed with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Joinder and First Amendment to Amended and Restated Credit Agreement dated as of February 26, 2016, by and among Kirkland’s Inc., the borrowers and guarantors named therein, Bank of America, N.A., as administrative agent, and the lenders named therein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland's, Inc.

March 1, 2016	By:	/s/ Carter R. Todd

Name: Carter R. Todd
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Joinder and First Amendment to Amended and Restated Credit Agreement dated as of February 26, 2016, by and among Kirkland’s Inc., the borrowers and guarantors named therein, Bank of America, N.A., as administrative agent, and the lenders named therein.